UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

ENERJEX RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30234	88-0422242
(Commissioner File Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508, San Antonio, Texas 78209

(Address of principal executive offices)

(210) 451-5545

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 23, 2012, EnerJex Resources, Inc., a Nevada corporation (the "Company"), filed in the Circuit Court of Jackson County, Missouri, a petition against attorneys Jeffrey T. Haughey, Robert K. Green, and the law firm Husch Blackwell LLP f/k/a Husch Blackwell Sanders, LLC, seeking recovery of damages arising from breach of contract, legal malpractice, breach of fiduciary duty and fraud, in connection with the Company's stock offering in 2008. On June 30, 2012, the defendants answered the complaint and filed a counterclaim against us for $492,134. That amount is already reflected as a liability under accounts payable on our balance sheet.

A trial to hear a portion of this case in the 16th Circuit Court of Jackson County, Missouri, began on December 2, 2013. In that trial, based on its rulings on written motions, the court disallowed our claims for actual and consequential damages for breach of contract and legal malpractice against the defendants. On December 19, 2013, we reached an agreement with the defendants to settle our claims for breach of fiduciary duty and fraud in return for (i) defendants' paying to us the sum of $500,000 , which will be paid to us in January 2014, and (ii) dismissal of the defendants’ counterclaim of $492,134 and interest on that amount, which will remove this amount from our balance sheet as a liability. In entering into this settlement, the defendants have not admitted liability on any matter related to the claims in the litigation. As part of this settlement, we are now free to appeal the court’s rulings and request from the appellate court authorization to pursue our claims for actual and consequential damages with respect to our claims alleging breach of contract and legal malpractice against the defendants. We expect to receive a ruling from the appellate court on that appeal during the second half of 2014. There can be no assurance of the outcome of the appellate process, including whether the appellate court will allow us to seek actual and consequential damages for breach of contract and legal malpractice and breach of fiduciary duty, as well as what amount of damages, if any, we may recover.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

Date: December 20, 2013	By:	/s/ Robert G. Watson, Jr.
Robert G. Watson, Jr., Chief Executive Officer

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